Exhibit 99.1

ADEX MEDIA, INC. ANNOUNCES 2009 SECOND QUARTER REVENUES

MOUNTAIN VIEW, CALIFORNIA – August 11, 2009 – AdEx Media, Inc. (OTCBB:ADXM), a leading performance-driven, online marketing and distribution company, today announced revenues for the second quarter ended June 30, 2009.

The Company reported revenues for the second quarter of 2009 of $8.2 million, a 1,040% increase over revenues of $719,000 from the same quarter for 2008 and a 134% increase over revenues of $3.5 million from its first quarter of 2009.

Scott Rewick, Chief Executive Officer of AdEx commented, “We are very pleased with our strong year over year and quarter over quarter revenue growth. The continued expansion of our diversified marketing platform has validated our performance based platform for promoting both external and our own internal advertising offers.”

About AdEx Media, Inc.

AdEx Media, Inc. is an integrated Internet marketing and lead generation publisher and developer, manufacturer, and marketer of consumer products.  AdEx both markets and distributes its own products, developed pursuant to strategic partnerships with manufacturers, and offers its third-party advertising customers a multi-channel Internet advertising network and diversified solutions for direct advertisers and agencies. AdEx’s marketing platform provides a range of services including (i) search marketing, (ii) display marketing, (iii) lead generation, and (iv) affiliate marketing. AdEx currently sells its own suite of consumer products which include: (i) Overnight Genius™ -- a comprehensive computer learning course that enables users to master MS Windows, MS Office, eBay, and other software and online products and services; (ii) Rising Star Learning™ -- a math and language arts educational product for children; (iii) Debt Snap™ -- an audio seminar designed to help consumers manage their debt and restore credit standing; (iv) Lucky At Love™ -- a relationship strategy product; (v) EasyWhite Labs™ -- a teeth whitening product; (vi) Acai Alive™ -- a dietary supplement; (vii) RezQ™ -- a dietary supplement; and (viii) Tri-Cleanse™ -- a dietary supplement. The Company offers advertisers a compelling value proposition by offering true pay-per-performance pricing, commonly known as cost-per-action (CPA) or pay-per-action (PPA).

For more information about AdEx Media, Inc., visit http://www.AdEx.com.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," “projects,” “project,” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with Securities and Exchange Commission.

Investor Contact:
Aimee Boutcher,
Boutcher & Boutcher
(973) 239-2878